Exhibit 10.1

Description of Informal Compensatory Arrangements
With Certain Named Executive Officers

On December 1, 2006, the Company’s Compensation Committee approved increases to the base salaries of two of the Company’s named executive officers as follows:  the annual salary for Greg Forrest was increased to $185,000 and the annual salary for Robert Wagner was increased to $125,000.

On December 20, 2006, the Company’s Compensation Committee approved discretionary cash bonuses for the Company’s four named executive officers.  The bonuses are payable in four equal installments on January 31, April 30, July 31 and October 31, 2007, subject to the executive officer’s employment with the Company on the date of payment.  The bonuses approved were in the amount of $20,000 each to Jack Ingram, Greg Forrest, Robert Wagner and Larry Patterson.